EXHIBIT 10.32

CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *])
HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL
AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TECHNOLOGY LICENSE AND TECHNICAL SUPPORT AGREEMENT

This TECHNOLOGY LICENSE AND TECHNICAL SUPPORT AGREEMENT (this “Agreement”), with a signature date of the 29th day of July, 2021 (the “Signature Date”), is being entered into by and between Arcturus Therapeutics, Inc., a Delaware corporation (“Arcturus”), with its headquarters at 10628 Science Center Drive Suite 250, San Diego, CA 92121 and Vinbiocare Biotechnology Joint Stock Company, a company duly established under the laws of Vietnam (“Vinbiocare”), with its registered address at Techno Park office building, Vinhomes Ocean Park urban area, Da Ton commune, Gia Lam district, Hanoi, Vietnam. Arcturus and Vinbiocare may be referred to herein by name or individually, as a “Party” and collectively, as the “Parties.”

BACKGROUND

WHEREAS, Arcturus is a messenger RNA medicines company focused on the discovery, development and commercialization of vaccines and of therapeutics for rare diseases;

WHEREAS, Arcturus has filed, invented or licensed certain patents and patent applications with respect to a platform technology for a novel lipid-mediated delivery system called Lipid-enabled and Unlocked Nucleomonomer Agent modified RNA (LUNAR®) which works by encapsulating therapeutic nucleic acids and safely delivering them to target cells through a process called endocytosis;

WHEREAS, Arcturus is currently developing a vaccine candidate comprising a self-replicating (replicon) mRNA that encodes for the spike protein of 2019-nCoV formulated in a lipid nanoparticle (LNP) using the LUNAR® delivery system known as ARCT-021, intended to protect against COVID-19 caused by SARS-CoV-2 (coronavirus);

WHEREAS, Arcturus has a vaccine candidate known as ARCT-154 [* * *];

WHEREAS, Arcturus possesses certain knowledge, know-how, trade secrets, technical information, and expertise related to the manufacture of the vaccine candidates known as ARCT-021 and ARCT-154;

WHEREAS, Vinbiocare is representing to Arcturus that it has know-how and expertise, and resources and facilities, to promptly build out biopharmaceutical manufacturing facilities and adopt production processes for biopharmaceutical products;

WHEREAS, the Parties desire for Arcturus to conduct technical support for the implementation of its production processes for drug product formulation and fill/finish/lyophilization for the vaccine candidate known as  ARCT-154, and to provide consulting services in connection with the build out of a manufacturing facility, and for Vinbiocare to build out a manufacturing facility and conduct drug product formulation and fill/finish/lyophilization for inter alia the vaccine candidates known as ARCT-154 at the facility, in accordance with cGMP standards and on the terms and conditions of this Agreement;

WHEREAS, Arcturus is willing to grant a license to Vinbiocare to, following Regulatory Approval, sell doses of the Vaccine for the vaccination of Vietnam residents; and

WHEREAS, contemporaneously with the signature of this Agreement the Parties are entering into a supply agreement setting forth some of the key commercial terms for the supply by Arcturus of Bulk Drug Substance to Vinbiocare (“Framework Drug Substance Supply Agreement”).

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

Article 1
DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

1.1“Affiliate” means, with respect to either Party, any business entity controlling, controlled by, or under common control with such Party.  For the purpose of this definition only, “control” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity.

1.2“Alliance Manager” has the meaning set forth in Section 3.6.

1.3“Anti-Corruption Laws” means all Applicable Laws for the prevention of fraud, kickbacks, bribery, corruption, racketeering, money laundering or terrorism, including the FCPA, each, as amended from time to time.

1.4“Applicable Laws” means all laws, statutes, rules, regulations, guidelines, orders, judgments and/or ordinances of any Governmental Authority which apply to the Parties’ activities, rights and obligations hereunder.

1.5[* * *].

1.6“Arcturus Indemnitees” has the meaning set forth in Section 11.2.

1.7“Arcturus Sensitive Manufacturing Know-How” means any Know-How of Arcturus (or its Affiliates, contractors or partners) that relates to the [* * *].

1.8“Breaching Party” has the meaning set forth in Section 15.5.

1.9“Bulk Drug Product” means cGMP-conforming lipid nanoparticle pharmaceutical product formulated with the Bulk Drug Substance, but that has not been filled or finished.

1.10“Bulk Drug Substance” means cGMP-conforming drug substance consisting of the messenger RNA (mRNA) compound of the Vaccine in bulk purchased by Vinbiocare from Arcturus, which drug substance is to be used in the Manufacture of Bulk Drug Product.

1.11 “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to be closed in (with respect to obligations of Arcturus) California, USA, or (with respect to obligations of Vinbiocare) Hanoi, Vietnam.

1.12“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.13“cGMP” means current Good Manufacturing Practices, including within the meaning of 21 C.F.R. Parts 210 and 211, as amended. For avoidance of doubt, the certification of the Facility by the competent Governmental Authority or WHO (World Health Organization) as meeting GMP standard after on-site pre-approval inspection (PAI) shall be sufficient to deem such Facility as cGMP compliant. For avoidance of doubt, cGMP certification by the United States FDA is not necessary for the Facility to be deemed to meet cGMP. This commencement shall not release Arcturus from its obligation to support Vinbiocare in obtaining the cGMP certificate from other Regulatory Authorities, including the United States FDA, as set forth in the Services Plan.

1.14“Commercialize” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of Finished Product, including activities related to marketing, promoting, distributing, and selling the Finished Product. “Commercialization” and other forms of the word “Commercialize” shall have the correlative meaning.

1.15“Compliance Event” has the meaning set forth in Section 13.6.

1.16“Confidential Information” has the meaning set forth in Section 14.1.

1.17“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any item of Intellectual Property, the possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license grants under this Agreement), to grant a license, sublicense or other right (including the right to reference regulatory documentation) to or under such Intellectual Property as provided for herein without violating the terms of any then-existing agreement with any Third Party and without resulting in any payment obligations to a Third Party; provided, that intellectual property rights of an acquirer of a Party or its Affiliates in existence prior to the acquisition date, or developed after the acquisition date solely by such acquirer without use of or reference to such Party’s preexisting confidential Know-How and without contribution from employees of a Party or its Affiliates other than the acquirer, shall not be deemed to be “Controlled” by such Party or Affiliate.

1.18“CPI” means the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), in the United States.

1.19“Customer” means any Person that directly purchases Finished Product from Vinbiocare.

1.20“Data Protection Laws” has the meaning set forth in Section 13.5.

1.21“Default Notice” has the meaning set forth in Section 15.5.

1.22“Deliverables” means the written deliverables specified as deliverables of Arcturus under the Services Plan.

1.23 “Develop” means any and all activities directed to clinical development and regulatory activities necessary to obtain Regulatory Approval of the Vaccine or the Finished Product and shall include clinical studies, clinical supplies, regulatory affairs and registration, statistical analysis and report writing of submission documents.  “Develop” does not include research, nonclinical development or preclinical development. “Development” and other forms of the word “Develop” shall have the correlative meaning.

1.24“Dollars” means United States dollars.

1.25“Dose” means a single dose of the Vaccine.

1.26“Drug Substance Supply Framework Agreement” has the meaning set forth in the Recitals.

1.27“Effective Date” means the date of issuance of Certificate of Registration of Technology Transfer to be granted by Ministry of Science and Technology of Vietnam under the 2017 Technology Transfer Law of Vietnam upon the application of Vinbiocare to be submitted as soon as practicable after the Signature Date.

1.28“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) economic and trade sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the International Traffic in Arms Regulations, 22 C.F.R. parts 120-130, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended) and any foreign equivalents of the foregoing.

1.29“Facility” means the facility owned or legally used by Vinbiocare located [* * *], or such other location as the Parties may agree in writing.

1.30“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

1.31“FDA” means the U.S. Food and Drug Administration or any successor entity thereof having or performing substantially the same function.

1.32“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.33“Field” means the prevention in humans of COVID-19 caused by SARS-CoV-2 and any variants.

1.34“Finished Product” means the Bulk Drug Product Manufactured into Doses by Vinbiocare at the Facility, which product has completed fill, finish (lyophilization), labeling and packaging activities, and has undergone manufacturer’s release by Vinbiocare.

1.35[* * *].

1.36“Force Majeure” has the meaning set forth in Article 16.

1.37“Government Official” means (a) any officer or employee of a government or any department, agency or instrumentality of a government; (b) any Person acting in an official capacity for or on behalf of a government or any department, agency, or instrumentality of a government; (c) any officer or employee of a company or business owned or controlled by a government; (d) any officer or employee or Person acting in an official capacity for or on behalf of a public international organization or any department, agency, or instrumentality of such public international organization such as the World Bank or United Nations; (e) any political party or official thereof; and/or (f) any candidate for political office.

1.38“Governmental Authority” means any court, agency, department, authority or other instrumentality of any multi-national, national, state, county, city, province or other political subdivision.

1.39“Healthcare Professional” means any member of the medical, pharmacy or nursing professions or any other Person who in the course of his or her professional activities may prescribe, administer or dispense to an end-user a medicinal product.

1.40“IND” means an Investigational New Drug application in the U.S. filed with the FDA or a corresponding application filed with the Regulatory Authority of a given country or group of countries.

1.41“Indemnitee” has the meaning set forth in Section 11.1.

1.42“Indemnitor” has the meaning set forth in Section 11.1.

1.43“Industry Guidelines” means voluntary industry codes or guidelines to which a Party has publicly stated it adheres as of the Effective Date, or subsequently during the Term.

1.44“Information Firewall” has the meaning set forth in Section 14.7.

1.45“Intellectual Property” means each of the following: (a) copyrights, trade secrets, patent rights, supplementary patent certificates, patent extensions, know-how, concepts, database rights, and rights in trademarks and designs (whether registered or unregistered), (b) applications for registration, and the right to apply for registration, for any of the same, (c) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world, (d) inventions, developments, methods or processes, including any intellectual property rights in the foregoing and (e) modifications or improvements to any of the items in clauses (a)-(d).

1.46“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

1.47“Liabilities” has the meaning set forth in Section 11.1.

1.48“Licensed Know-How” means all Know-How (other than Licensed Patents) that are (i) Controlled by Arcturus during the Term and (ii) disclosed by Arcturus to Vinbiocare during the Term that is reasonably necessary to conduct the Manufacture of Bulk Drug Product or the Finished Product in accordance with the Process.  “Licensed Know-How” excludes any Know-How relating to the Manufacture of Bulk Drug Substance or Arcturus’s proprietary lipids, including [* * *].

1.49“Licensed Patents” means the patents and patent applications set forth on Appendix 1 (as may be updated from time to time by Arcturus) and any other patents and/or patent applications Controlled by Arcturus or its Affiliates during the Term, issued patents resulting from such applications, and all divisionals, continuations, substitutions, reissues, extensions, registrations, patent term extensions and renewals of the foregoing that cover inventions that are reasonably necessary to conduct the Manufacture of the Finished Product in accordance with the Process.  “Licensed Patents” excludes any patent rights relating to the Manufacture of Bulk Drug Substance or Arcturus’s proprietary lipids, including any [* * *].

1.50“Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.51“Local MAH” means a Person who becomes a Marketing Authorization Holder for the Vaccine in a country in the Territory pursuant to Section 6.3.

1.52“Manufacture” means the processes and procedures for the manufacture of the doses of the Vaccine, including (a) the manufacture of the Bulk Drug Substance, (b) manufacture and formulation of the Bulk Drug Product, (c) fill, lyophilization and finish (inspection, labeling, packaging) of the Bulk Drug Product into Finished Product, (d) quality control of the doses of the Vaccine during the activities of (a)-(c), and (e) the storage of the doses of the Vaccine as appropriate between stages of manufacture or distribution to customers.

1.53“Marketing Authorization Holder” means the Person named on a Regulatory Approval as the Person authorized to market a pharmaceutical product under such Regulatory Approval.

1.54“Marks” has the meaning set forth in Section 8.5.

1.55“Ministry of Health” means the Ministry of Health of Vietnam.

1.56“New IP” has the meaning set forth in Section 8.2.

1.57“Non-Breaching Party” has the meaning set forth in Section 15.5.

1.58“Notified Party” has the meaning set forth in Section 13.6.

1.59“Notifying Party” has the meaning set forth in Section 13.6.

1.60 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.61“Pharmacovigilance Agreement” has the meaning set forth in Section 7.4(a).

1.62“Phase 3 Trial” means a human clinical trial of the Vaccine that is designed to establish whether the Vaccine is safe and efficacious for its intended use, including trials that satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations) and trials that satisfy the requirements of similar laws or regulations in the Territory.

1.63“Process” means the processes and procedures that are taught to Vinbiocare by Arcturus as part of the Technology Support Services and used to manufacture (including without limitation, manufacturing, formulation, processing, packaging, labeling, testing, analyzing, filling, finishing and lyophilization) the Vaccine in accordance with the master batch record, including all protocols and standard operating procedure documents referenced therein, and any related validated analytical methods.

1.64“Product Withdrawal” means removal of the Vaccine from the market in the Territory on grounds of public health or safety resulting in discontinuation of all or substantially all distribution of the Vaccine in such country in the Territory.  Product Withdrawal does not include a Recall.

1.65“Protected Personal Information” has the meaning set forth in Section 13.5.

1.66“Recall” means a recall or retrieval of the Vaccine on grounds of non-conformance, public health or safety which is limited as to lot(s) or batch(es) of Vaccine in the Territory.

1.67“Regulatory Approval” means, with respect to the Vaccine, the approvals and authorizations issued by the Regulatory Authority that are necessary for the importation and use of the Vaccine in the Territory for emergency, conditional or permanent use.

1.68“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for the Vaccine, including FDA, Ministry of Health, and any corresponding national or regional regulatory authorities.

1.69“Representative” means a Party’s employees, agents and other representatives (including contractors, consultants and advisors).

1.70“Safety Information” has the meaning set forth in Section 7.4(b).

1.71“Services” means (i) the Technical Support Services and (ii) other consulting services relating to construction, fit out, manufacturing, supply chain, clinical, and regulatory services to be provided by Arcturus pursuant to Section 4.1.

1.72“Services Fee” means the fees payable by Vinbiocare for the Services as more particularly described in Section 5.1.

1.73“Services Plan” means the Services Plan attached hereto as Appendix 2.

1.74“Signature Date” has the meaning set forth in the Preamble.

1.75“SIAC Rules” has the meaning set forth in Section 17.8(b).

1.76“Steering Committee” has the meaning set forth in Article 3.

1.77“Taxes” means all taxes and duties that are assessed by any national, federal, state, local or non-U.S. governmental authority, including, without limitation, sales, use, excise, value-added and withholding taxes.

1.78“Technical Documentation” means all documentation and information, in paper or electronic format (which information may include, without limitation, drawings, data, technical instructions, testing procedure and acceptance criteria, tests reports, specification requirements, and flow charts) that is Controlled by Arcturus as of the Effective Date and that memorializes or embodies the Licensed Technology that is necessary to enable Vinbiocare to Manufacture Bulk Drug Product and Finished Product at the Facility as permitted in this Agreement.  A non-exhaustive list of Technical Documentation is set forth in the Services Plan is attached hereto as Appendix 2.

1.79“Technical Support Services” means the technical assistance to be provided by Arcturus to Vinbiocare to Manufacture Bulk Drug Product and Finished Product in accordance with the Process, including (i) consultation and information exchange with respect to manufacturing and technical matters relating to the Manufacture of Bulk Drug Product and Finished Product, including analytical methods, and (ii) facilitating the transfer to Vinbiocare of Licensed Know-How necessary for conducting the Process for the Manufacture of Bulk Drug Product and Finished Product. Technical Support Services includes a reasonable amount of support with respect to the Licensed Technology, training, answering questions and providing advice, to help enable Vinbiocare to be ready to manufacture, have manufactured, use and Commercialize Finished Products promptly upon Validation, in each case as further described in, or consistent with, the Services Plan. For avoidance of doubt, the Technical Support Services do not include any [* * *].

1.80“Technology License Fee” is the fee payable by Vinbiocare for the use of the Licensed Technology as more particularly described in Section 5.2.

1.81“Term” has the meaning set forth in Section 15.1.

1.82“Territory” means Vietnam, and any other territory as the Parties mutually agree in writing.

1.83“Third Party” means any Person other than Arcturus, Vinbiocare and their respective Affiliates.

1.84“Third Party Claim” has the meaning set forth in Section 11.1.

1.85“Vaccine” means (i) the vaccine candidate or vaccine product known as ARCT-021 or ARCT-154 as more particularly described in the Preamble or (ii) a Variant Vaccine if selected in accordance with Section 2.6.

1.86“Validation” means that the Facility has been commissioned and validated (including passing the Pre-Approval Inspection (PAI) for Finished Product) with respect to the ARCT-154 Vaccine or ARCT-021, whichever occurs earlier, in accordance with Applicable Laws and cGMP.

1.87“Variant Vaccine” means a vaccine candidate or vaccine product, other than ARCT-021 ARCT-154, that (i) is a vaccine candidate comprising a self-replicating (replicon) mRNA that encodes for the spike protein of 2019-nCoV formulated in a lipid nanoparticle (LNP) using the LUNAR delivery system, (ii) is owned and developed by Arcturus, (iii) [* * *].

1.88“Vinbiocare Indemnitees” has the meaning set forth in Section 11.1.

Article 2
LICENSE

2.1Exclusive License of Technology. Subject to the terms and conditions of this Agreement, Arcturus hereby grants to Vinbiocare an exclusive (even as to Arcturus), personal, non-transferable (including to Affiliates), non-sublicensable (except as set forth in Section 2.4) license to use the Licensed Technology to Manufacture the Bulk Drug Product and Finished Product in the Territory at the Facility solely (a) in accordance with the Process and (b) using Bulk Drug Substance purchased from Arcturus.

2.2Commercialization by Vinbiocare.  Vinbiocare shall Commercialize such Finished Product solely for supply within the Territory and for use within the Territory.  [* * *].

2.3Restrictions. Notwithstanding any other provision of this Agreement, Vinbiocare has no right to supply or to manufacture (a) Bulk Drug Substance or (b) any proprietary Arcturus lipids.  Without limiting any other restrictions in this Agreement, Vinbiocare shall not, directly or indirectly, use or disclose any Licensed Technology for the development, manufacture or commercialization of any materials, products or product candidates anywhere in the world other than as expressly permitted herein.

2.4Sublicensing or Subcontracting by Vinbiocare.

(a)

Vinbiocare may grant sublicenses to Affiliates of the license granted by Arcturus in Section 2.1 and may subcontract any Commercialization activities under this Agreement to Affiliates or third parties provided that at least twenty (20) days prior to sublicensing or subcontracting, Vinbiocare shall provide a written notice to Arcturus. If Vinbiocare grants such a sublicense or subcontract, Vinbiocare shall cause all of the applicable terms and conditions of this Agreement to apply to the Affiliate, sublicensee or subcontractor. A copy of such sublicense or subcontract agreement shall be made available to Arcturus upon request (including an accurate English translation). Save as expressly permitted in this Section 2.4 Vinbiocare may not grant any sublicense or subcontract any Manufacturing activities under this Agreement to any third party in each case unless and until such sublicense or subcontract has been approved in writing by Arcturus.

(b)

Without limiting the foregoing, Vinbiocare shall be responsible for the actions of its Affiliates, sublicensees and subcontractors, and any breach of the terms of this Agreement by a sublicensee or subcontractor of Vinbiocare shall be deemed to be a breach by Vinbiocare.

2.5No Implied Licenses.  Except as otherwise expressly specified in this Agreement, Vinbiocare shall not have any license or other right in and to Intellectual Property of Arcturus.

2.6Variant Vaccine. From time to time, Vinbiocare may elect to include Variant Vaccine(s), if any, as a Vaccine by providing written notice to Arcturus, in which case such Variant Vaccine shall be deemed to be a Vaccine for purposes of this Agreement and no additional license fees shall be due or payable to Arcturus with respect to such selection; provided, however, that Arcturus shall have sole authority to control all Development activities with respect to such Variant Vaccine.  Notwithstanding anything else in this Agreement, Arcturus shall have no obligations to initiate or continue development or commercialization of any Variant Vaccine even after such Variant Vaccine is deemed to be a Vaccine.  In the event that Vinbiocare does elect to add a Variant Vaccine, the Parties shall discuss in good faith any changes to the Services Plan that might be necessitated by such change if the Variant Vaccine is added prior to Validation of the Facility.  [* * *]. For avoidance of doubt, the addition of a Variant Vaccine as a Vaccine shall not extend the term of this Agreement or extend Arcturus’s obligations to provide Services.

2.7[* * *].

Article 3
GOVERNANCE

3.1Steering Committee.  The Parties shall establish a steering committee (“Steering Committee”) within thirty (30) days after the Effective Date to provide a forum for the exchange of Development and Manufacturing information between the Parties so as to enable the Parties to fulfil their obligations under this Agreement and enhance the commercial success of the Finished Product, but excluding Commercialization (which shall be the sole responsibility of Vinbiocare except to the extent that any decision on Commercialization could have a material adverse impact on the development of or regulatory submissions for the Vaccine, or Commercialization of the Vaccine, outside of the Territory, potential liabilities of Arcturus or on any Intellectual Property or Intellectual Property strategies of Arcturus in which case such decision will be discussed before the Steering Committee prior to implementation).

3.2Responsibilities and Function: The Steering Committee shall have the following responsibilities and perform the following functions:

(a)	Discuss information provided by Arcturus with respect to updates on the Development of the Vaccine (including reasonable details of any ongoing clinical trial);
(b)	Discuss, facilitate and coordinate the exchange of information between the Parties relating to Manufacture to include details of Arcturus’s existing vendor relationships with a view to enabling Vinbiocare to enter into direct relations with those vendors, subject to confidentiality obligations of Arcturus;
(c)	Discuss regulatory strategies and submissions and Regulatory Approval with respect to the Territory;
(d)	Discuss Drug Substance supply strategies;
(e)	Receive Vinbiocare’s reports on medical affairs activities;
(f)	Agree to a procedure for exchange of information relating to serious adverse events (in addition to pharmacovigilance activities set forth in this Agreement);
(g)	First line resolution of any issues or disputes arising out of this Agreement and/or the Framework Drug Substance Supply Agreement including recovery of costs and expenses per Section 5.2; and
(h)	Such other responsibilities as may be mutually agreed in writing by the Parties from time to time.

3.3Representatives. The Steering Committee shall be co-chaired by a representative of Arcturus and a representative of Vinbiocare. Each Party shall be entitled to appoint two (2) representatives to the Steering Committee, or such other equal number of representatives as may be agreed by the Parties. Each Party shall designate its initial representatives to the Steering Committee. Each Party shall be free to change its Steering Committee representatives on notice to the other Party or to send a substitute representative to any Steering Committee meeting; provided, however, that each Party shall ensure that at all times during the existence of the Steering Committee, its representatives to the Steering Committee are appropriate in terms of expertise and seniority (including at least one (1) member of senior management) for the then-current stage of Manufacture and Commercialization of the Vaccine and have sufficient authority to act on behalf of such Party with respect to matters within the purview of the Steering Committee.

3.4Committee Administration.

(a)

The representatives of the Steering Committee shall agree on the schedule for meetings, provided that there shall be at least one (1) meeting per Calendar Quarter during calendar years 2021, 2022 and 2023 and more frequently if the Parties deem appropriate and at least one (1) meeting per calendar year thereafter.

(b)	Either Party may request an emergency meeting upon reasonable advance notice to the other Party.
(c)

A representative of the Party hosting a meeting shall serve as secretary of that meeting.  The secretary of the meeting shall prepare and distribute to all representatives draft minutes of the meeting following the meeting to allow adequate review and comment.  Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee.  Minutes of the meeting shall be approved or disapproved, and revised, as necessary.  The final minutes of the Steering Committee meeting shall be provided to the Alliance Managers.

(d)

The location of Steering Committee meetings shall be conducted primarily by means of telephone conference call or videoconference. If a Party’s representative is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.  In addition, each Party may, with the consent of the other Party (which shall not be unreasonably withheld), invite non-voting employees and consultants or scientific advisors, to attend meetings.

3.5Decision-Making.  Decisions of the Steering Committee shall require the affirmative vote of each co-chair.  If a co-chair is unable to attend a Steering Committee meeting, he or she may act through a substitute who is a representative of the Steering Committee by notice to the other Party provided that (I) [* * *]. For avoidance of doubt, the Steering Committee shall not have any authority to approve or require the approval of any Development (or regulatory strategies) or Manufacturing activities of Arcturus.

3.6Alliance Managers.  Each Party shall appoint a business representative who possesses a general understanding of the relevant technical, business and legal issues to act as its alliance manager hereunder (each, an “Alliance Manager”).  The Alliance Managers shall be responsible for creating and maintaining collaborative, efficient and responsive communication within and between the Parties, and for day-to-day management of operational matters other than matters within the remit of the Steering Committee. The Alliance Managers shall have no authority to modify this Agreement or waive any non-compliance with its terms. Alliance Managers may attend Steering Committee and subcommittee meetings as observers.

3.7Limitations of Authority.  The Steering Committee and the Alliance Managers shall have solely the powers expressly assigned to them in this Article 3 and elsewhere in this Agreement. Neither the Steering Committee nor an Alliance Manager shall have any power to amend, modify, or waive compliance with this Agreement.

services

4.1Provision of Services by Arcturus.  Following payment of the Upfront Fee, Arcturus will commence and use the best reasonable efforts to provide the Services to help Vinbiocare to establish a cGMP Facility (as applicable from time to time) capable of inter alia producing up to two hundred million (200,000,000) doses of Finished Product per year, in accordance with the scope and estimated timetable contained in the Services Plan. Subject to the foregoing, the Services will include the use of reasonable efforts to provide the following:

(i)	assistance through to Validation to help Vinbiocare to establish readiness of the Facility for the operation of the Process;
(ii)	the Technical Support Services;
(iii)	delivery of the Deliverables to Vinbiocare; and
(iv)	assist Vinbiocare in establishing relationships with vendors identified by Arcturus for the purchase by Vinbiocare of [* * *].

Vinbiocare may, at its option, determine to increase the capacity of the Facility [* * *].

[* * *]

In the course of the Services, Arcturus shall supply Vinbiocare with the Know-How that it owns or controls that is necessary for Vinbiocare to establish the Facility and to Manufacture the Finished Product in accordance with this Agreement.

4.2Assumptions.

(a)	Vinbiocare acknowledges and agrees that Arcturus’s provision of the Services assumes [* * *].
(b)	Arcturus’s obligations to deploy personnel outside of the United States shall be limited as set forth in Section 5.11(d).

4.3Health and Safety Rules.  Vinbiocare shall implement and ensure compliance of all health and safety rules and regulations and any other reasonable security requirements in connection with the build out and operation of the Facility.

4.4Technical Documentation.  Vinbiocare shall inspect all Technical Documentation delivered or supplied by Arcturus in a timely manner following receipt thereof. If Vinbiocare finds any Technical Documentation to be missing, incorrect or incomplete or has any other issue in relation to the Technical Documentation, then it shall promptly inform Arcturus of such fact in writing and specify the missing, incorrect or incomplete Technical Documentation or list any other issue in relation to the Technical Documentation.

4.5Arcturus Subcontractors.  Arcturus may engage subcontractors (including consultants) to conduct the Services.  Arcturus shall require such subcontractors to agree to written obligations of confidentiality consistent with this Agreement. Without limiting the foregoing, Arcturus shall be responsible for the actions of its subcontractors, and any breach of the terms of this Agreement by a subcontractor of Arcturus shall be deemed to be a breach by Arcturus.

4.6Drug Substance for Qualification Purposes. Arcturus will supply, [* * *].  Any amounts of Bulk Drug Substance above [* * *] of ARCT-154, and any amounts of Bulk Drug Substance of ARCT-021 or a Variant Vaccine, required for any activities related to Manufacture using Licensed Technology, facility build-out or any process qualifications shall be supplied by Arcturus at a price of [* * *], which shall be paid by Vinbiocare within [* * *] days of invoice therefor. All such Bulk Drug Substance shall be delivered EXW (Incoterms 2020) at the shipping dock of Arcturus or its contractor (which is in [* * *]), and Vinbiocare shall be responsible for cost of cold chain, export formalities, carriage and insurance.

4.7Vinbiocare Responsibilities.

(a)

Vinbiocare shall make its personnel knowledgeable in the art available to Arcturus as reasonably requested from time to time to ensure that Vinbiocare is able to implement the Technical Documentation.  Vinbiocare will perform all of its duties applicable to the Services (including implementation of the Process) and to the Facility build out and technology transfer, including  as described in the Services Plan, diligently and in good faith, and will cooperate with Arcturus by providing all information and materials, and taking all actions, in each case as appropriate and as requested by Arcturus to achieve the objectives of the Services.  Vinbiocare acknowledges that Arcturus’s ability to perform the Services is conditional upon such performance and cooperation, and that Arcturus shall have no liability for its inability to perform or complete the Services caused, in whole or in part, by Vinbiocare’s actions or omissions. Any delay due to Vinbiocare or its personnel shall appropriately and equitably extend the timeframe for the Services.

(b)

Vinbiocare represents and warrants to Arcturus that (i) [* * *]. Without limiting the foregoing, Vinbiocare shall be responsible for all certification activities for the Facility, including equipment and operating procedures, under Arcturus guidance, except as expressly and specifically set forth in this Agreement. Vinbiocare shall procure the Facility at its own cost and expense, and shall pay for all modifications and improvements to the Facility as reasonably necessary to Manufacture the Finished Product pursuant to this Agreement.

financial TERMS

5.1Upfront Fee.  Vinbiocare shall pay Arcturus a nonrefundable, non-creditable upfront fee of [* * *] (“Upfront Fee”), which consists of [* * *].

5.2Royalty. In addition to the Technology License Fee, with respect to the license granted under Article 2 Vinbiocare shall pay to Arcturus [* * *] for each Dose of Finished Product which is manufactured (i.e., has completed manufacturer’s release).

5.3Due Date for Royalties. Vinbiocare will pay to Arcturus earned royalties for each [* * *] within [* * *] days of expiry of that [* * *].

5.4Royalty and Sales Statement.  As soon as possible, and not later than [* * *] days after the expiry of each calendar quarter, Vinbiocare shall provide Arcturus with a statement containing:

(a)	number of Doses manufactured in that calendar quarter (including copies of relevant documentation); and
(b)	total amount or royalties due for that calendar quarter including the method of calculation.

5.5Verification of Royalty.  Vinbiocare shall permit an independent accountant designated by Arcturus on reasonable notice to audit and/or inspect the accounts, books, vouchers and records of Vinbiocare, including without limitation, records of the manufacture of Doses and all other matters directly or indirectly relevant to the calculation of the amount of royalty due and, where manufacture of Doses have been made by Vinbiocare's Affiliates or sublicensees or subcontractors, Vinbiocare shall procure that the said audit/inspection shall extend to the accounts, books, vouchers and records of such Affiliate, sublicensee or subcontractor in order to verify the accuracy of the royalty statement provided by Vinbiocare hereunder.  Such audit/inspection may be made notwithstanding termination of this Agreement while any outstanding claim remains unsettled in the view of either Party.  If the audit/inspection reveals an underpayment, then Vinbiocare shall forthwith make good such underpayment together with interest thereon calculated pursuant to Section 5.13 for the period commencing on the date that the payment first became due and ending on the date when payment together with accrued interest is actually received in full by or on behalf of Arcturus; provided always that such payment shall be made within [* * *] days of revelation of underpayment pursuant to such audit/inspection.  If such underpayment shall exceed [* * *] of the actual royalty reported by Vinbiocare for any quarter period audited, then Vinbiocare shall reimburse Arcturus on demand the cost of such audit/inspection on a full indemnity basis.

5.6Royalty Obligation to Survive Termination. Upon and after the termination of this Agreement Vinbiocare shall remain obligated to Arcturus for royalties with respect to manufacture of the Doses.

5.7Termination Report and Payment. Within forty-five (45) days after the date of termination of this Agreement, Vinbiocare shall make a final report and payment to Arcturus.

5.8Fees for Services. Except as otherwise expressly and specifically set forth in this Agreement, Vinbiocare shall be responsible for all costs and expenses of the Services and build out of the Facility, including of equipment, supplies, and materials.  Vinbiocare shall be responsible for all amounts charged by third parties to Arcturus (or its Affiliates) in connection with the Services, including any consultants or contractors engaged by Arcturus, provided that the use of such third parties services is approved in advance by Vinbiocare (which approval shall not be unreasonably withheld or delayed).  Vinbiocare shall be responsible for all costs incurred by Arcturus for its direct, out of pocket travel, lodging and meals expenses reasonably incurred in performing the Services, and for such costs Arcturus shall pay the costs and receive reimbursement from Vinbiocare. In addition:

(a)

For conduct of Services until the Validation, Arcturus shall not charge for up to [* * *] Arcturus employee full-time equivalents (FTEs) in the conduct of the Services.  Any additional Arcturus employee FTEs utilized to provide Services during that period shall be charged to Vinbiocare at an annual rate of [* * *].  For avoidance of doubt, one (1) FTE may consist of the time of multiple Arcturus employees, as determined by Arcturus.  Vinbiocare acknowledges that Arcturus estimates, as of the Signature Date, trying to deploy approximately [* * *].

(b)

Any Services conducted by Arcturus employees after Validation, shall be at a rate of [* * *] per hour; provided that Arcturus may adjust this hourly rate upon [* * *] days’ prior notice to Vinbiocare beginning on January 1, 2024, and on an annual basis thereafter based on the average percentage increase in the CPI as of December 31 of the applicable year.  Where Vinbiocare is responsible for reimbursing Arcturus for its costs and expenses hereunder, such costs and expenses shall be invoiced on a pass-through basis without mark-up.  Vinbiocare shall pay all Arcturus invoices within [* * *] days of receipt.

All amounts invoiced by Arcturus for the foregoing shall be paid by Vinbiocare on a monthly basis within [* * *] days of invoice from Arcturus containing reasonable levels of detail of the amount claimed. Arcturus will provide supporting documents as reasonably requested.  For avoidance of doubt, the Services Fee shall not be creditable against any fees under this Agreement, including this Section 5.8.

5.9Mode of Payment.  All payments to Arcturus under this Agreement shall be made by electronic funds transfer in immediately available funds to such bank account as Arcturus may from time to time designate by notice to Vinbiocare.  All payments hereunder shall be made in Dollars (United States dollars).

5.10Invoices. The recipient of all payments hereunder shall provide an invoice which sets forth the details of the charges for each activity together with appropriate documentation. If any portion of an invoice is disputed, then payee shall pay the undisputed amounts and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.  The payee may only dispute invoices in good faith and by providing notice of a dispute prior to the due date of payment on such invoice with a reasonably detailed description of the basis of such dispute.

5.11Taxes.

(a)

Unless otherwise agreed in writing by the Parties, the fees, reimbursements and royalties payable in connection with this Agreement excludes all Taxes (including withholding Tax), customs, duties and governmental assessments, which shall be the responsibility of Vinbiocare; provided, however, that Arcturus shall be responsible for Taxes and export duties, if any, assessed by the United States government, including Taxes based on net income of Arcturus imposed in the United States. With regards to Personal Income Tax

(“PIT”) of employees of Arcturus, Vinbiocare will bear the PIT corresponding to the Vietnam-sourced income generating during the performance of this Agreement.
(b)

If any deduction or withholding tax in Vietnam (or any other taxing jurisdiction other than the United States) in respect of any Taxes is required by law to be made from the amounts payable under this Agreement, Vinbiocare shall be obliged to pay to Arcturus (by the same applicable due date) such greater sum as will leave Arcturus, after such required deduction or withholding is made, with the same amount as it would have been entitled to receive in the absence of any such required deduction or withholding obligation.

(c)	[* * *].
(d)

Notwithstanding anything else, in no event shall Arcturus be required to deploy personnel outside of the United States in any manner or for any periods of time that could subject Arcturus to any taxes of any government agency of the Territory or any other ex-United States government agency. In the event that, for whatever reason, a Governmental Authority in the Territory determines that the Services create a taxable presence for Arcturus (or its Affiliates) in the Territory, Vinbiocare shall reimburse Arcturus for any such amounts payable by Arcturus for such taxes.

5.12No Set-Off.  Vinbiocare shall in no case be entitled to set off or otherwise withhold or adjust any payment due to Arcturus under this Agreement in view of claims, [* * *], that Vinbiocare may have against Arcturus [* * *].

5.13Late Payment.  In the event that any payment is not received by Arcturus on or before the applicable due date, then Arcturus may, in addition to any other remedies available at equity or in law or set forth in this Agreement, at its option, charge interest on the outstanding sum from the due date at [* * *] per month (including any partial month) until paid in full (or, if less, the maximum amount permitted by Applicable Law).

5.14Maintenance of Books/Records. Vinbiocare shall maintain and shall (with respect to its Affiliates, subcontractors and sublicensees) ensure the maintenance of accurate and up to date records and books of account during the terms of this Agreement and for the later of [* * *] years following termination.

DEVELOPMENT, manufacture AND Commercialization

6.1	Development Efforts.
(a)

Clinical Trials.  Arcturus shall control all Development of the Vaccine in the Territory, except as otherwise expressly set forth in this Agreement or as otherwise agreed in writing by the Parties.  Arcturus shall provide Vinbiocare with the results of any clinical trials on the Vaccine on or around the time that the results are considered adequate by Arcturus for filing and in the format that Arcturus determines adequate for filing.

[* * *].

[* * *].

(b)	Regulatory Approval. Vinbiocare will work with Arcturus to secure Regulatory Approval of the Vaccine in the Territory based on approvals, if any, obtained by Arcturus in countries other than Territory and data from trials involving the Vaccine conducted by Arcturus.  [* * *] Arcturus will use reasonable efforts to support Vinbiocare in such efforts, including to work directly with Vinbiocare and the Ministry of Health to understand and respond to Ministry of Health requirements, at Vinbiocare’s cost and expense; provided, for clarity, that Arcturus shall have no obligation to prepare first draft written documents or responses for such purposes. Arcturus shall have the right to review and approve (which approval shall not be unreasonably withheld) any application for Regulatory Approval being submitted by Vinbiocare to the Regulatory Authorities in the Territory, copies of which shall be provided by Vinbiocare to Arcturus in English.  Vinbiocare shall keep Arcturus reasonably informed with respect to the preparation of any applications for Regulatory Approval, including by providing English copies of drafts from time to time.  Arcturus shall promptly (and in any event within [* * *] Business Days, provided that Vinbiocare keeps Arcturus updated during the process of preparing applications, including by providing drafts in English from time to time) review and respond to Vinbiocare on draft applications provided in English.  Arcturus and Vinbiocare shall cooperate in good faith to enable Vinbiocare to leverage or reference any other approvals of the Vaccine anywhere in the world for purposes of Regulatory Approval in the Territory, to the extent permitted.

(c)

Regulatory Interactions.  Vinbiocare will keep Arcturus informed of its interactions with Regulatory Authorities in the Territory relating to the Vaccine and will pay due account of any comments received by Vinbiocare from Arcturus.  Arcturus shall have the right to participate in any interactions with Regulatory Authorities in the Territory relating to the Vaccine, and Vinbiocare shall give Arcturus reasonable advance notice of any such interactions. Vinbiocare shall give Arcturus copies of all correspondence with Regulatory Authorities in the Territories (including English translation copies), and Arcturus shall have the right to review and comment on any draft responses.

6.2Licenses.  As between the Parties, Vinbiocare shall be solely responsible for the distribution of the Finished Product within the Territory, shall be responsible for procuring any licenses, certifications or permits for such activities (other than licenses, certifications or permits that shall be issued in the name of Arcturus as required by the laws of Vietnam) and shall comply with all Applicable Laws and applicable requirements of the Regulatory Approvals in the Territory in connection therewith. Arcturus shall provide reasonable assistance.

6.3Local MAH.

(a)	Unless it is a legal requirement for Arcturus to be the Local MAH for the Vaccine for the Territory, Vinbiocare will hold the Local MAH.
(b)

If Vinbiocare or a third party engaged by Vinbiocare serves as Local MAH, then Vinbiocare shall ensure that the Local MAH complies fully with all of the responsibilities of a Marketing Authorization Holder under applicable Laws.  The Local MAH shall provide to Arcturus copies of all draft and actual filings and other correspondence with the relevant Regulatory Authority and Arcturus shall have the right to approve (within [* * *] Business Days, provided that Vinbiocare keeps Arcturus updated during the process of preparing applications, including by providing drafts in English from time to time) such filings and other correspondence (provided in English) before submissions to the relevant Regulatory Authority. To the extent permitted by Applicable Laws, the Local MAH will adhere to all recommendations of Arcturus relating thereto. The Local MAH shall hold the Regulatory Approval and any pricing approvals for the Vaccine in trust for Arcturus and shall promptly assign and transfer such Regulatory Approval and pricing approvals to

Arcturus or Arcturus’s designee free of charge upon the termination of this Agreement (in whole or for the relevant country) or, if earlier, upon Arcturus’s written request.  Each Local MAH shall, without charge, execute all documents, make all submissions to the relevant Regulatory Authority, and provide copies of all communications and data that are necessary or otherwise reasonably required by Arcturus to effect the transfer of any Regulatory Approval and pricing approvals held by such Local MAH to Arcturus or Arcturus’s designee.

6.4Manufacturing Procurement and Release. Other than Bulk Drug Substance, Vinbiocare is exclusively responsible for procuring all raw materials and components necessary to Manufacture the Finished Product. [* * *].

Arcturus shall permit an independent accountant designated by Vinbiocare and acceptable to Arcturus on reasonable notice to audit and/or inspect the accounts, books, vouchers and records of Arcturus relevant to confirmation of the calculation of the proprietary lipid price.  Such audit/inspection may be made notwithstanding termination of this Agreement while any outstanding claim remains unsettled in the view of either Party.  If the accountant determines that the amount that should have been paid by Vinbiocare for the relevant proprietary lipids was more than the amount actually paid then Arcturus shall pay to Vinbiocare such differential amount within [* * *] days of the date of the determination by the accountant.  If such differential amount shall exceed the greater of (i) [* * *] of the actual amount paid by Vinbiocare for any order audited or (ii) [* * *], then Arcturus shall reimburse Vinbiocare on demand the cost of such audit/inspection on a full indemnity basis.

For clarity, the supply of proprietary lipids would be on the same terms and conditions as the term and conditions of supply of Bulk Drug Substance to the extent reasonably practicable. [* * *].

6.5Monitoring.  Vinbiocare shall permit personnel of Arcturus to be present at the Facility for the purposes of monitoring and observing the Facility’s operations, and for quality purposes to ensure compliance with the terms of this Agreement. Batch records will be made available. Arcturus will give reasonable prior notice and will not exercise this right more than once in any twelve month period.

6.6Manufacturing Process. Vinbiocare shall not modify the Process, without the prior written approval of Arcturus. However, Arcturus shall promptly notify Vinbiocare if there are any updates / changes in the manufacturing Process.

6.7Commercialization. As between the Parties, Vinbiocare shall be responsible for its Commercialization of the Finished Product in the Territory and shall be consistent with Arcturus’s global commercialization (including branding) strategies, as communicated by Arcturus to Vinbiocare from time to time.

6.8Reporting.  Vinbiocare shall keep the Steering Committee fully informed regarding the progress and results of its Commercialization activities for the Vaccine throughout the Territory, including a quarterly and an annual review of results versus goals.  Without limiting the foregoing, Vinbiocare shall provide Arcturus on a quarterly basis the following sales data of the Finished Product: (i) on a customer-by-customer basis, the quantity sold to such customer and pricing provided to each customer, and (ii) a summary of any other event that has material impact on the commercialization efforts of the Finished Product.

6.9	Medical Affairs Activities.
(a)

Vinbiocare shall be responsible, at its cost, for medical affairs activities in the Territory, including providing appropriately qualified medical science liaisons (or the local equivalent), medical information and medical education programs and medical publications in the Territory, and attending relevant medical or scientific meetings and congresses, and shall allocate sufficient, appropriately qualified personnel and resources to conduct such activities, as further set forth herein.  Vinbiocare shall keep the Steering Committee apprised of its medical affairs activities; in addition, if Arcturus is the Local MAH, then medical affairs activities shall be subject to the approval of Arcturus.

(b)

Vinbiocare shall appropriately disseminate medical information in accordance with Applicable Laws and in a manner consistent with any medical affairs materials provided by Arcturus to Vinbiocare in writing, if any (provided such materials provided by Arcturus are compliant with Applicable Laws). Through discussion by the Steering Committee or an appropriate project team, Vinbiocare shall discuss and align with Arcturus regarding Vinbiocare’s medical affairs activities relating to the Vaccine in the Territory.  Through the Steering Committee, Vinbiocare shall keep Arcturus informed on its medical affairs activities relating to the Vaccine in the Territory and the Parties shall discuss aspects relevant to the scientific communications and activities pertaining to the Vaccine in the Territory.

(c)

Vinbiocare shall ensure that requests for information by Healthcare Professionals are answered in an appropriate, accurate and lawful manner by appropriately qualified personnel.  Requests for information that are inconsistent with the approved prescribing information (product label), for the relevant country shall be handled by the medical affairs personnel only. Vinbiocare shall provide to Arcturus copies of all such materials (translated into English) that Vinbiocare plans to utilize in such activities, and Arcturus shall have the right to review, comments and approve such materials.

6.10Compliance Matters.  Vinbiocare represents and certifies that all of its representatives and subcontractors have never been and are not currently debarred pursuant to the US Generic Drug Enforcement Act of 1992, 21 U.S.C. §335(a), as amended, or any similar law or regulation (collectively “Debarred”), excluded by the US Office of Inspector General pursuant to 42 U.S.C. § 1320a-7, et seq. or any agency from participation in any health care program (collectively “Excluded”) or otherwise disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70, or by any Regulatory Authority in the Territory under any analogous laws (collectively “Disqualified”). Vinbiocare shall not employ any Debarred, Excluded or Disqualified Vinbiocare representatives or allow any Debarred, Excluded or Disqualified subcontractor to be involved in any clinical trial relating to this Agreement. Vinbiocare shall notify Arcturus promptly if any Vinbiocare representatives or subcontractors are threatened to become Debarred, Excluded or Disqualified.

SAFETY AND PHARMACOVIGILANCE

7.1Adverse Event Reporting.  Arcturus shall own and manage the global safety database for the Vaccine, and shall control the reporting of all relevant adverse drug reactions/experiences, including those associated with quality complaints, and aggregate safety data relating to the Vaccine, outside the Territory.  Vinbiocare shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences relating to the Territory, including those associated with quality complaints, and aggregate safety data relating to the Vaccine, in accordance with local pharmacovigilance legislation within the Territory, and subject to medical review/oversight from Arcturus, as may be more specifically described in the Pharmacovigilance Agreement.

7.2Global Pharmacovigilance.  Arcturus shall control global medical surveillance, risk management, global medical literature review and monitoring, and responses for the Vaccine to the appropriate Regulatory Authorities outside the Territory.  Arcturus shall control the interpretation, in light of Arcturus’s global pharmacovigilance data, of adverse events in the Territory of which Arcturus becomes aware, including adverse events reported to Arcturus by Vinbiocare. Vinbiocare shall be responsible for local medical surveillance, risk management, medical literature review and monitoring within the Territory, and for responses to the Ministry of Health, subject to medical review/oversight from Arcturus, as may be more specifically described in the Pharmacovigilance Agreement.  Vinbiocare shall provide an English-translated copy of the final responses to Regulatory Authorities to Arcturus, if the original responses were not written in English.

7.3Vinbiocare Risk Management.  Vinbiocare shall implement and execute local Vaccine-specific risk management activities, in collaboration with Arcturus’s pharmacovigilance department, that are aligned with Arcturus’s global risk management strategies.

7.4	Pharmacovigilance.
(a)

Further details of the Parties’ respective pharmacovigilance obligations and responsibilities (e.g., signal management, case processing and reporting, aggregate reporting, risk management, health authority responses, safety data exchange, etc.) shall be set forth in a pharmacovigilance agreement that will be agreed by the Parties (and their respective Affiliate(s), as appropriate) within [* * *] days of request from either Party (as it may be amended by the Parties from time to time, the “Pharmacovigilance Agreement”).  In the event of a conflict between the terms of the Pharmacovigilance Agreement and the terms of this Agreement, the provisions of this Agreement shall govern; provided, however, that the Pharmacovigilance Agreement shall govern in respect of pharmacovigilance, including safety and risk management, matters.  In any event, no commercial launch or sale of the Vaccine shall take place in the Territory until the Parties have entered into the Pharmacovigilance Agreement.

(b)

Prior to executing the Pharmacovigilance Agreement, the Parties agree to work together in good faith to coordinate activities regarding pharmacovigilance with respect to the Vaccine in accordance with this Article 7 (Safety and Pharmacovigilance), including by exchanging standard operating procedures and other information relevant to such pharmacovigilance activities as agreed by the Parties.  Without limiting the foregoing, prior to executing the Pharmacovigilance Agreement, if Vinbiocare receives reports of adverse drug reactions/experiences or safety data relating to the Vaccine (“Safety Information”) [* * *].  Vinbiocare shall not respond to any Regulatory Authority request or inquiry relating to the safety of the Vaccine without discussing the issue with and getting alignment with

Arcturus. Vinbiocare shall transmit Safety Information and Regulatory Authority inquiries concerning safety of the Vaccine to Arcturus as set forth in the Pharmacovigilance Agreement.
7.5	Recalls/Withdrawals.
(a)

Notice. Each Party shall make every reasonable effort to notify the other Party promptly following the first Party’s determination that any event, incident, or circumstance has occurred that may result in the need for a Product Withdrawal anywhere in the world (including in the Territory) or a Recall in the Territory. Such Party shall include in such notice the reasoning behind such determination, and any supporting facts.

(b)

Product Withdrawal.  With respect to a Product Withdrawal within the Territory, immediately after receipt of such notification, the Steering Committee (or its co-chairpersons) shall discuss and, unless the Product Withdrawal is mandated by a Regulatory Authority, shall attempt to agree on whether to voluntarily implement the Product Withdrawal within the Territory.  If a Regulatory Authority mandates that the Product Withdrawal within the Territory be implemented then Vinbiocare, in consultation and coordination with Arcturus, shall initiate the Product Withdrawal within the Territory as and to the extent mandated by the Regulatory Authority and in compliance with Applicable Laws. In the case of a Product Withdrawal that is not mandated by a Regulatory Authority, if the Steering Committee (or its co-chairpersons) fail(s) to agree within a reasonably appropriate time period (depending upon the circumstances) whether to voluntarily implement or undertake a Product Withdrawal within the Territory, then Arcturus shall have the right to make the determination whether or not to voluntarily implement such Product Withdrawal within the Territory; provided that, to the extent practicable prior to deciding to initiate a Product Withdrawal within the Territory, Arcturus shall consult with Vinbiocare’s Steering Committee representative, and shall consider Vinbiocare’s reasonable comments in good faith.  Notwithstanding that Arcturus shall have the right to decide whether or not to initiate a voluntary Product Withdrawal, if Vinbiocare, as the distributor of Vaccine in the Territory, is responsible for carrying out and physically recovering the withdrawn Vaccine in the Territory, Vinbiocare shall carry out such Product Withdrawal activities in coordination and consultation with Arcturus, in a manner which enables Arcturus to meet its regulatory requirements as expeditiously as possible, and in compliance with all Applicable Laws.

(c)

Recall.  If a Regulatory Authority mandates that a Recall be implemented or undertaken by Vinbiocare in the Territory, Vinbiocare, in consultation and coordination with Arcturus, shall initiate the Recall to the extent mandated by the Regulatory Authority and in compliance with Applicable Laws.  With respect to a Recall in the Territory that is not mandated by a Regulatory Authority, (a) the Parties’ Steering Committee co-chairs shall discuss and attempt to agree on whether to voluntarily implement the Recall and (b) if the Parties’ Steering Committee co-chairs fail to agree within a reasonably appropriate time period (depending upon the circumstances), then Arcturus shall have the right to make the determination whether or not to voluntarily implement a Recall in the Territory.

(d)	Expenses. All costs and expenses of any Recall or Product Withdrawal in the Territory shall be [* * *].

INTELLECTUAL PROPERTY

8.1Arcturus Existing Intellectual Property.  As between the Parties, all Intellectual Property rights that are owned or controlled by Arcturus as of the Effective Date shall remain under the ownership or control of Arcturus throughout the Term and thereafter.  For clarity, all Intellectual Property related to the Vaccine, the Bulk Drug Substance, the Bulk Drug Product, Finished Product, or the Manufacture, storage or preparation thereof, that exist as of the Effective Date shall be deemed Arcturus’s Intellectual Property and Arcturus shall retain, own and have the exclusive right, title and interest in and to all such Intellectual Property.

8.2New Intellectual Property.  All new Intellectual Property that is generated, developed, conceived or reduced to practice in the course of activities related to this Agreement that (a) is related to [* * *] or (b) that is [* * *] (collectively, “New IP”), shall be deemed to be [* * *] Intellectual Property, and shall be the exclusive property of [* * *].  [* * *] shall, and does hereby, assign and shall cause its Affiliates and its and their Representatives, as applicable, to assign to [* * *], without additional compensation, all right, title and interest that it and they may have in and to any New IP. [* * *] agrees to assist [* * *] in every proper way (including becoming a nominal party and having [* * *]’s employees and agents execute any documents) to evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain and defend such proprietary right.  [* * *].

8.3Grant back.  [* * *].

8.4Licensed Patents.  As between the Parties, Arcturus shall have sole control over the filing, prosecution and maintenance of the Licensed Patents.

8.5Marks. Arcturus, after reasonable consultation with Vinbiocare, may control the selection of all trademarks for use in connection with the sale or marketing of Finished Products in the Territory in the Field (the “Marks”). Arcturus shall own such Marks and any goodwill accruing therein and shall grant a fully paid-up license (as mentioned in Section 5.1) to Vinbiocare to use the same for any purpose connected with this Agreement, unless the Parties mutually agree upon a Mark for the Finished Product in the Territory, in which case such Mark shall be jointly owned by the Parties.

8.6Third Party Infringement. Each Party shall promptly report in writing to the other Party during the Term any known (i) infringement of any of the Licensed Patents or Marks in the Territory or (ii) unauthorized use of any of the Licensed Technology in the Territory of which such Party becomes aware.

8.7Corporate Trademarks and Logos. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate trademarks, house marks, and corporate names or logos. Neither Party shall, without the other Party’s prior written consent, use any such trademarks, house marks, corporate names or logos of the other Party, or marks confusingly similar thereto, in connection with such Party’s Commercialization of Finished Products under this Agreement.

Warranties

9.1Mutual Warranties. Each Party hereby warrants to the other Party as of the Signature Date as follows:

(a)

Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)

Authority and Binding Agreement. (a) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)	No Debarment. Neither such Party nor any Affiliate thereof is debarred, has been convicted, or is subject to debarment or conviction pursuant to Section 306 of the FD&C Act.

9.2Additional Warranties of Arcturus. In addition, Arcturus warrants to Vinbiocare as of the Signature Date that:

(a)	No Inconsistent Grants. There is no Third Party license agreement in effect which is inconsistent with the rights and licenses granted to Vinbiocare under Article 2.
(b)

Authority to Grant License. Arcturus has the full right, power and authority to grant, has been granted any required consents, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to Vinbiocare under Article 2.

(c)

Confidentiality. To Arcturus’s knowledge, the Licensed Know-how has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality, except where the failure to keep such Licensed Know-How confidential will not have a material effect on Development or Commercialization of Finished Products in the Territory in the Field.

(d)

Development In Compliance With Laws. To Arcturus’s knowledge, the Development of the Vaccine has been conducted by Arcturus and its Affiliates and its subcontractors in compliance in all material respects with all Applicable Laws.

(e)

Regulatory Authority. Except as would not have a material adverse effect on the Vaccine or Vinbiocare’s rights under this Agreement, there are no inquiries, actions or other proceedings pending before or, to Arcturus’s knowledge, threatened by any governmental authority with respect to the Vaccine, and neither Arcturus nor its Affiliates has received written notice threatening any such inquiry, action or other proceeding.

(f)	Facility: [* * *].
(g)	Intellectual Property. [* * *].

9.3DISCLAIMER. Notwithstanding anything else, Arcturus makes no assurance that the Vaccine will achieve regulatory approval anywhere in the world or as to the initiation, completion or results of any Development activities. Vinbiocare acknowledges and agrees that timely and successful build out and certification of the Facility, transfer and use of the Licensed Technology, and Manufacture of Bulk Drug Product and Finished Product depends on many factors, many of which are outside of Arcturus’s control, and many of which are solely within Vinbiocare’s control, and that Arcturus shall not be liable or responsible for any delay or failure to implement or complete the Services, the build out of the Facility or the completion of the Services except in case the delay is attributable to gross negligence or willful breach of this Agreement by Arcturus.

9.4No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE FRAMEWORK DRUG SUBSTANCE SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, [* * *].  NEITHER PARTY NOR ANY OF ITS RESPECTIVE EMPLOYEES OR REPRESENTATIVES IS AUTHORIZED TO GIVE ANY WARRANTIES OR MAKE ANY REPRESENTATION ON BEHALF OF THE OTHER PARTY.

Limitations/Exclusions Of Liability.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, (A) EXCEPT WITH RESPECT TO [* * *], NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT [* * *], OR ANY OTHER THEORY OR FORM OF ACTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF; AND (B) [* * *]’s TOTAL LIABILITY UNDER THIS AGREEMENT IN CONNECTION WITH ANY CLAIM OR SERIES OF CONNECTED CLAIMS SHALL NOT EXCEED [* * *].

Indemnification

11.1Indemnification by Arcturus.  Arcturus hereby agrees, at its sole cost and expense, to defend, hold harmless and indemnify, to the extent permitted by Applicable Laws, (collectively, “Indemnify”) Vinbiocare and its Affiliates and their respective agents, directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “Vinbiocare Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses, including, reasonable attorneys’ fees (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third Party Claim”) against any Vinbiocare Indemnitee and arising from or occurring as a result of [* * *].

11.2Indemnification by Vinbiocare.  Vinbiocare hereby agrees, at its sole cost and expense, to Indemnify Arcturus and its Affiliates and their respective agents, directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “Arcturus Indemnitees”) from and against any and all Liabilities resulting from a Third Party Claim against any Arcturus Indemnitee and arising from or occurring as a result of: [* * *].

11.3Indemnification by Customers.  [* * *].

11.4Procedure.  To be eligible to be indemnified hereunder, the indemnified Person (or the indemnified Party on behalf of such indemnified Person) shall provide the indemnifying Party with prompt written notice of the Third Party Claim giving rise to the indemnification obligation pursuant to Section 11.1 or Section 11.2, as applicable, and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnified Person’s failure to provide such notice shall not relieve the indemnifying Party of any obligation or liability hereunder except to the extent that the indemnifying Party has suffered actual prejudice thereby; provided, further, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed.  The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any Third Party Claim that has been assumed by the indemnifying Party.

Insurance

Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which the Vaccine is being clinically tested in human subjects or any Finished Product is commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request.

Compliance DUTIES

13.1Vinbiocare shall obtain and keep current all licenses, certificates, approvals and permits of whatever nature required under all Applicable Laws for the fulfilment of Vinbiocare’s obligations under this Agreement.

13.2In the performance of its obligations hereunder, Vinbiocare shall comply and shall cause its and its Affiliates’ Representatives involved in the performance of this Agreement, and its sublicensees and subcontractors, to comply with all Applicable Laws.

13.3Vinbiocare warrants that no (a) owners (b) directors, or (c) executive management members of Vinbiocare or of any of its Affiliates is a Government Official.  Vinbiocare agrees to make prompt written disclosure to Arcturus of any changes to this information during the Term.

13.4Additional Compliance Duties.

(a)

Vinbiocare shall take all steps, including implementing and maintaining (at a minimum) a robust internal compliance program, so as to ensure that its business, practice and the distribution services that it performs under this Agreement are carried out in accordance with all Applicable Laws.

(b)

Vinbiocare shall generally conduct its business and activities in a responsible and ethical manner.  Without limiting the foregoing, Vinbiocare shall conduct its activities in a manner that is consistent with all applicable Laws, including the Anti-Corruption Laws.  Vinbiocare further undertakes that none of its employees, directors or officers shall, directly or indirectly, engage in any activities that violate any Anti-Corruption Laws (i) in order to influence official action of any government official, or (ii) with the intention of or as a condition to induce any Person to carry out a duty or function improperly or to reach a favorable decision on an improper basis, in each case in connection with the activities contemplated under this Agreement.

(c)

Vinbiocare shall promptly provide Arcturus with written notice of (a) becoming aware of any violation of this Section 13.4 and of any Anti-Corruption Laws (whether related to the distribution, marketing or resales of the Vaccine or otherwise), and (b) upon receiving a formal notification that it or any of its employees, agents, directors or officers is the target of a formal investigation by any Governmental Authority for a violation of any Anti-Corruption Laws (whether related to the activities under this Agreement or otherwise).  In the event of any such notice, Arcturus may, at its sole discretion, immediately terminate this Agreement and such termination shall be deemed to be a termination of this Agreement for material breach by Vinbiocare.

(d)	Vinbiocare shall certify to Arcturus on an annual basis that, to the best of its knowledge:
(i)	it is in compliance with Vietnamese Anti-Corruption Laws,
(ii)	to the best of its knowledge, it is in compliance with all Anti-Corruption Laws,
(iii)

it is in compliance with applicable rules on interactions with Healthcare Professionals and payors, including under any Industry Guidelines to the extent that they apply to the Commercialization of Finished Product; and

(iv)	Vinbiocare has maintained true and accurate records necessary to demonstrate compliance with the requirements of this Article 13 (Compliance Duties).

13.5At times, either Party may provide the other Party with personal information that falls under the protection of certain data security and privacy laws (“Protected Personal Information”).  Without limiting the generality of this Article 13, each Party agrees to comply with all Applicable Laws relating to the use, storage, collection or other processing of such Protected Personal Information (“Data Protection Laws”).  The Parties agree to use good faith efforts to agree upon and implement any security protocols and information handling guidelines that their respective legal advisors recommend in connection with the Parties’ compliance with such data security and privacy laws.

13.6Notice of Compliance Events.  Each Party agrees that if it learns of any violation of Data Protection Laws, Regulatory Laws, Export Control Laws, or Anti-Corruption Laws by an employee or other Person that performs work under this Agreement (a “Compliance Event”), such Party (the “Notifying Party”) shall promptly notify the other Party (the “Notified Party”) in writing of such Compliance Event and the measures Notifying Party has taken and intends to take to remedy such Compliance Event and to prevent its recurrence.  The Notified Party reserves the right to require the Notifying Party to prohibit the employee or other Person (as the case may be) from performing any work related to this Agreement after due consultation with Notifying Party.

Confidentiality

14.1Each Party shall treat as strictly confidential any information and/or document received from the other Party or its Affiliates (or Representatives) hereunder and non-public information relating to the business or technologies of the disclosing Party or its Affiliates (all hereinafter referred to as the “Confidential Information”). The Licensed Technology, New IP, and any other Intellectual Property of Arcturus disclosed to Vinbiocare (or its Representatives) shall be deemed to be the Confidential Information of Arcturus. For avoidance of doubt, any information disclosed by a vendor to Vinbiocare that relates to the business or technologies of Arcturus, including to the Vaccine or proprietary lipids of Arcturus, shall be deemed Confidential Information of Arcturus. Each receiving Party shall use the Confidential Information of the disclosing Party solely for the purpose of and in accordance with this Agreement. Each Party may disclose Confidential Information of the other Party to its employees and agents and to the employees and agents of its Affiliates, and approved subcontractors solely for purposes, and only to the extent reasonably required, to facilitate the performance of such Party’s obligations or exercise of its rights under this Agreement, provided that each such employee and agent and such sublicensee, subcontractor or other Third Party contractor, as applicable, has executed a written confidentiality agreement with such receiving Party containing provisions that protect the Confidential Information of the disclosing Party that are materially equivalent to, or more protective than, the provisions of this Article 14 (Confidentiality). In addition, Arcturus and Vinbiocare each agrees that the other Party may disclose its Confidential Information (a) to such other Party’s legal and financial advisors, (b) as reasonably necessary in connection with an actual or potential (i) debt or equity financing of such other Party, or (ii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party, and (c) for any other legitimate business or legal purpose with the other Party’s consent.

14.2Notwithstanding anything else, Vinbiocare shall not disclose or provide access to, or use on behalf of, any Affiliate or Third Party any of Arcturus’s Manufacturing-related Know-How or Confidential Information (including any Arcturus Sensitive Manufacturing Know-How), without the prior and specific written consent of Arcturus on a case-by-case basis.  Promptly (and in any event within 30 days) following any request from Arcturus from time to time during and after the Term, Vinbiocare shall provide a certification signed by an executive officer confirming that Vinbiocare is not using any Arcturus Sensitive Manufacturing Know-How in any way or with any programs or products, except as expressly permitted under this Agreement.

14.3Neither Party shall make Confidential Information of the other Party available to any Regulatory Authorities or other Governmental Authority without the prior written consent of the other Party, except as required by Applicable Laws, and in this case (x) solely to the extent required by such Applicable Laws (based on advice of legal counsel) and (y) only if said Regulatory Authorities and other Governmental Authority maintain confidentiality thereof.

14.4Each Party, as receiving Party, shall be responsible for any breach of the terms of this Article 14 by any Person that receives from such receiving Party the Confidential Information of the disclosing Party.

14.5Notwithstanding expiration or termination of this Agreement for any reason, the foregoing confidentiality and non-use obligations shall continue for a period of ten (10) years, or in perpetuity with respect to trade secrets, after expiration or termination of this Agreement.  Notwithstanding the foregoing, nothing contained in this Article 14 (Confidentiality) shall in any way restrict or impair the right of either Party to use, disclose or otherwise deal with Confidential Information of the disclosing Party, which the receiving Party can demonstrate by competent written evidence:

(a)	is or hereafter becomes part of the public domain through no act or omission of the receiving Party, its employees, Affiliates, sublicensees and/or subcontractors; or
(b)	was in the lawful possession of the receiving Party prior to receipt of the Confidential Information from the disclosing Party; or
(c)	previously was, or at any time hereafter is, provided to the receiving Party by a Third Party having the right to do so and which did not originate directly or indirectly from the disclosing Party; or
(d)

at the time of disclosure, was known by the receiving Party or an Affiliate, sublicensee or subcontractor other than as a result of disclosure to such Party by the disclosing Party, or after disclosure was independently developed by the receiving Party, an Affiliate, sublicensee or subcontractor without use of the Confidential Information of the disclosing Party.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

14.6The content of this Agreement shall constitute Confidential Information of each Party and shall be treated by both Parties in accordance with the provisions of this Article 14 (Confidentiality).

14.7Without limiting any confidentiality obligations or other obligations of Vinbiocare under this Agreement, Vinbiocare warrants and covenants that, as of the Effective Date, it and its Affiliates have implemented internal information sharing restrictions (“Information Firewall”) designed to segregate Arcturus’s Manufacturing-related Know-How and Confidential Information and prevent its consultation or use for any other program or purpose other than Vinbiocare’s performance of its obligations hereunder. Vinbiocare and its Affiliates shall continue to maintain and be in strict compliance with such Information Firewall in relation to Vinbiocare’s Confidential Information until it has been fully deleted or returned to Arcturus by Vinbiocare or its Affiliates.  Upon Arcturus’s request, Vinbiocare shall provide to Arcturus a written summary of the restrictions that comprise Vinbiocare’s Information Firewall as it applies to Arcturus’s Confidential Information, and a certification by Vinbiocare, to be made by a senior executive of Vinbiocare, that Vinbiocare and its Affiliates are in full compliance with the Information Firewall.

14.8Press Releases.  [* * *].

14.9Filing of this Agreement.  Arcturus may file this Agreement as required (in Arcturus’s reasonable determination) by Applicable Laws, including the requirements of any securities authority or stock exchange on which securities issued by Arcturus or its Affiliates are traded, and Arcturus will use reasonable efforts to seek and obtain confidential treatment consistent with industry standards and in compliance with Applicable Laws, including disclosure requirements of the U.S. Securities and Exchange Commission, or with the requirements of any stock exchange on which securities issued by Arcturus or its Affiliates are traded. Vinbiocare may file this Agreement with the Vietnamese Ministry of Science and Technology as required by Applicable Laws, and Vinbiocare will use reasonable efforts to seek and obtain confidential treatment consistent with industry standards and in compliance with Applicable Laws.  Notwithstanding any of the foregoing, each Party shall redact the content of the Services Plan in its entirety from any filing of this Agreement unless otherwise approved in written by the other Party.

14.10Further Protections. Vinbiocare agrees that the Facility shall not be used to manufacture any products other than the Vaccine in any manner that could conflict with Applicable Laws or maintenance of cGMP status or compromise any Intellectual Property (including the confidentiality of any confidential Know-How) of Arcturus.

Term AND TERMINATION

15.1Term.Unless earlier terminated, this Agreement will take effect on the Effective Date and shall expire on [* * *] (the “Term”) unless terminated earlier as set forth in this Article 15 (Term and Termination) or per [* * *], or extended by the agreement of the Parties from time to time.

15.2Termination by Arcturus.  Arcturus shall have the right to terminate this Agreement by written notice to Vinbiocare (i) in accordance with Section 13.4 (Additional Compliance Duties), with termination effective thirty (30) days after the date of notice of termination therefor, (ii) if Vinbiocare does not, on or prior to December 31, 2023, make a commercial sale of the Vaccine in the Territory following Regulatory Approval, with such termination effective [* * *] days after the date of notice of termination therefor by Arcturus, (iii) if the Framework Drug Substance Supply Agreement terminates, with termination effective immediately on the date of notice of termination therefor, (iv) if Arcturus determines to globally cease Manufacture, Development and/or Commercialization of the Vaccine due to safety or efficacy concerns, [* * *], with termination effective [* * *] days after the date of notice of termination therefor, (v) [* * *], or (vi) if the Effective Date does not occur within [* * *] Business Days of the Signature Date and provided that Arcturus has provided all necessary documents as reasonably requested by Vinbiocare, with termination effective immediately on the date of notice therefor.

15.3Termination by Vinbiocare.  Vinbiocare shall have the right to terminate this Agreement if the Manufacture, Development and/or Commercialization of the Finished Product in the Territory would be commercially unfeasible, following reasonable discussion via the Steering Committee and written notice to Arcturus.

15.4Termination for Convenience by Vinbiocare.  Vinbiocare shall have the right to terminate this Agreement, with or without cause, upon one hundred eighty (180) days’ prior written notice to Arcturus.

15.5Uncured Material Breach.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of any of its obligations under this Agreement or under the Pharmacovigilance Agreement, then the Non-Breaching Party may deliver written notice of such material breach to the Breaching Party specifying the nature of the breach (a “Default Notice”). The Breaching Party shall have ninety (90) days (or thirty (30) days in the event of a payment breach) from the receipt of the Default Notice to cure such breach.  If the Breaching Party fails to cure such breach within such ninety (90)-day period (or thirty (30) day period in the event of a payment breach by Vinbiocare), then the Non-Breaching Party may terminate this Agreement by giving the Breaching Party written notice of termination, which termination shall be effective immediately upon the Breaching Party’s receipt of such notice of termination.

15.6Financial Soundness.  Either Party shall have the right to terminate this Agreement immediately upon written notice to the other Party, if such other Party (a) files a petition under any bankruptcy act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, or (d) undertakes an analogous act or undergoes an analogous event under the laws of any jurisdiction to which it is subject.

15.7	Consequences of Termination.
(a)

Remedies for breach, rights to accrued payments and the following Articles and Sections shall survive the termination or expiration of this Agreement: 1 (Definitions), 2.3 (Restrictions), 2.4(b), 5 (Financial Terms), 6.5 (Monitoring), 6.9 (Medical Affairs Activities, to the extent applicable), 6.10 (Compliance Matters), 7 (Safety and Pharmacovigilance, to the extent applicable), 8 (Intellectual Property), 9 (Warranties), 10 (Limitations/Exclusions of Liability), 11 (Indemnification), 12 (Insurance, for a period of six years following termination), 14 (Confidentiality),  15.7 Consequences of Termination), and 17 (Miscellaneous).

(b)

In the event of termination or expiration of this Agreement, Vinbiocare shall destroy or return all Confidential Information of Arcturus, as directed by Arcturus, including any deliverables provided as a part of Services (except to the extent required to retain for purposes of complying with Applicable Laws). Notwithstanding the foregoing, Vinbiocare shall have the right to retain and use facility-related documentation that are not specifically related to Bulk Drug Substance, Bulk Drug Product, Finished Product or the Process.

(c)

In the event of termination or expiration of this Agreement, Vinbiocare shall, at the instruction of Arcturus, (i) transfer all rights as Local MAH, if any, to Arcturus (or its designee) and shall cooperate in good faith with Arcturus for the orderly transition of any authorizations with respect to the Vaccine in the Territory and (ii) transfer all of Vinbiocare’s ownership rights (if any), and underlying goodwill, to any trademark used for the Finished Product in the Territory.

(d)

In the event of termination or expiration of this Agreement, Vinbiocare shall cease all Manufacturing and Commercialization activities of the Vaccine, and shall not use (directly or indirectly) or enable any third party to use any Licensed Technology, except that, in the event of a termination by Vinbiocare pursuant to Section 15.5 (Uncured Material Breach) following Regulatory Approval, Vinbiocare may continue permitted Manufacturing and Commercialization activities for a period of [* * *] months following the date of termination so long as Vinbiocare timely makes all payments due to Arcturus under this Agreement related to such activities and complies with the terms and conditions of this Agreement (including Sections 2.2 (Commercialization by Vinbiocare) and 2.3 (Restrictions).

(e)

Within thirty (30) days of any request from Arcturus from time to time, Vinbiocare shall provide to Arcturus a written certification that it has complied with all of the obligations under this Section 15.7.

(f)	In the event of termination of this Agreement by Arcturus pursuant to clause (iv) of Section 15.2 (Termination by Arcturus) for [* * *].
(g)

In the event of termination of this Agreement by Vinbiocare pursuant to Section 15.4 (Uncured Material Breach) due to material breach by Arcturus, Arcturus must continue to make supplies under, and Vinbiocare must pay for, the Drug Substance subject to purchase orders agreed in writing by the Parties prior to the date of termination of this Agreement.

Force Majeure

In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”), including any actions of Governmental Authorities or agencies, war, terrorism, hostilities between nations, civil commotions, riots, strikes, lockouts, sabotage, shortages in supplies (but only to the extent such shortages are not caused by the nonperforming Party), pandemics (such as the events connected with the 2019 novel coronavirus disease (COVID-19)), epidemics, or quarantines, energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected shall not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby shall give prompt written notice to the other Party specifying the Force Majeure event complained of, and shall use reasonable efforts to resume performance of its obligations.

Miscellaneous

17.1Contract Construction.  In construing this Agreement, unless expressly specified otherwise: (a) references to this Agreement include all exhibits, addenda and schedules hereto, if any; (b) references to Articles and Sections are to sections of, and exhibits to, this Agreement and references to an Article or Section shall include all subsections subordinate to such Article or Section (e.g., “Section 2.1” would include Sections 2.1, 2.1.x and 2.1.x.y); (c) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa; (d) any phrase, list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words; (e) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (f) except where the context otherwise requires, the word “or” is used in the inclusive sense (i.e., “and/or”); (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; and (h) all references to “days” means calendar days unless otherwise identified as “Business Days”.

17.2Notice.  Any notice required by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight or international courier service upon written verification of receipt; (c) by certified or registered mail, return receipt requested, upon verification of receipt; or (d) by electronic mail, upon successful transmission.  Notice shall be sent to the addresses set forth below, as may be updated in writing from time to time by the applicable Party.

(a)	If to Arcturus:

Arcturus Therapeutics, Inc.

10628 Science Center Drive, Suite 250

San Diego, CA 92121 USA

Attn: [* * *]

Email: [* * *]

with a copy (which shall not constitute notice) to:

Arcturus Therapeutics, Inc.

10628 Science Center Drive,

Suite 250

San Diego, California 92121 USA

Attention: [* * *]

Email: [* * *]

(b)	If to Vinbiocare:

Vinbiocare Biotechnology Joint Stock Company
[* * *]

Attention: [* * *]

Email: [* * *]

17.3Subcontracting.  Arcturus may subcontract all or any part of its obligations under this Agreement to any third party selected by Arcturus.  Arcturus shall remain responsible for all activities assigned to each such subcontractor.

17.4Assignment and Delegation.  Neither this Agreement, nor any rights or interest hereunder shall be assignable or delegable by either Party without prior written consent of the other Party, such consent not to be unreasonably withheld, except that [* * *].  This Agreement shall be binding upon the successors and permitted assigns and delegees of the Parties and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment that does not comply with this Section 17.4 shall be void.

17.5Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.6Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of any Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

17.7Descriptive Headings.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

17.8Governing Law and Venue.

(a)

This Agreement shall be governed by and construed in accordance with the laws of [* * *] without applying any principles of conflicts of laws that would result in the application of a different body of law.

(b)	The United Nations Convention on Contracts for the International Sale of Goods is hereby excluded by the Parties and shall not apply to this Agreement.
(c)

Any dispute, controversy, or claim arising out of or in relation to this Agreement, or the existence, breach, termination or invalidity thereof shall be settled, insofar as it is possible, by mutual consultation and consent. If the Parties are unable to resolve such dispute within thirty (30) days commencing discussions to resolve the dispute by mutual consultation and consent, the dispute shall be finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, conducted in the English language, which rules are deemed to be incorporated by reference in this clause. All disputes shall be heard by a single arbitrator, unless the claim amount exceeds USD $1,000,000 in which case the dispute shall be heard by a panel of three (3) arbitrators.  In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

17.9Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

17.10Independent Contractors.  This relationship between Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

17.11Entire Agreement Amendments.  This Agreement, the Pharmacovigilance Agreement and the Framework Drug Substance Supply Agreement constitute the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and arrangements, whether oral or written, between the Parties relating to the subject matter of this Agreement.  For avoidance of doubt, this Agreement does not supersede any confidentiality agreement previously entered into by the Parties, which shall exist in accordance with their terms.  No term of this Agreement may be amended except upon written agreement of both Parties, unless otherwise expressly provided in this Agreement.

17.12English Language.  This Agreement is written in the English language, which shall be controlling for all purposes.  No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of the Parties hereto.  Except as otherwise expressly set forth, with respect to any written materials to be presented to Arcturus for review or approval, Vinbiocare shall provide accurate English copies.

17.13Rights of Third Parties.  Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999 ("Third Party Rights Act").  Any right or remedy of a third party that existed or is available apart from the Third Party Rights Act is not affected.

17.14Counterparts.  This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.  Once signed, any reproduction of this Agreement made by reliable means (e.g., photocopy, portable document format (PDF) or facsimile) is considered an original.

[Signature Page to Follow]

To evidence their agreement to be bound by this Agreement, Vinbiocare and Arcturus have executed and delivered this Agreement as of the Signature Date.

ARCTURUS THERAPEUTICS, INC.		VINBIOCARE BIOTECHNOLOGY JOINT STOCK COMPANY

By:		By:
Name:	Joseph Payne	Name:
Its:	President and CEO	Its:

.

APPENDIX 1

CERTAIN LICENSED PATENTS

[* * *]

APPENDIX 2

SERVICES PLAN

[* * *]